EXHIBIT 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AMTRUST FINANCIAL SERVICES, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

AmTrust Financial Services, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify:

FIRST: That the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Section 4.1 of Article IV thereof and inserting the following in lieu thereof:

“Section 4.1 Classes Of Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 511,081,700 shares of capital stock, consisting of 500,000,000 shares of common stock, $0.01 par value per share (the “Common Stock”), 1,081,700 shares of non-voting common stock, $0.01 par value per share (the “Non-Voting Common Stock”) and 10,000,000 shares of preferred stock, $0.01 par value per share (the “Preferred Stock”).”

SECOND: That the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by inserting the following as a new Section 4.3:

“Section 4.3 Common Stock and Non-Voting Common Stock.

(a)      Generally. Except as otherwise provided in this Amended and Restated Certificate of Incorporation or required by applicable law, shares of Common Stock and Non-Voting Common Stock shall have the same rights and powers, rank equally (including as to dividends and distributions, and on any liquidation, dissolution or winding up of the corporation), share ratably and be identical in all respects as to all matters.

(b)      Voting. Except as may otherwise be provided in this Amended and Restated Certificate of Incorporation or by applicable law, (i) each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, and (ii) the Non-Voting Common Stock will have no voting rights and no holder thereof, as such, shall be entitled to vote on any matter. The authorized number of shares of the Non-Voting Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote, and no separate vote of the Non-Voting Common Stock as a class shall be necessary to effect such change.”

THIRD: That the foregoing amendment was duly adopted in accordance with the provisions of Section 242 and Section 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be executed by a duly authorized officer this 29th day of November, 2018.

AMTRUST FINANCIAL SERVICES, INC.

By:	/s/ Stephen Ungar
Name: Stephen Ungar
Title: Senior Vice President,
Secretary & General Counsel

[Signature Page to Amendment to Certificate of Incorporation]